Exhibit 10.4

CLIFFORD CHANCE LLP

MAN GROUP PLC

AND

MF GLOBAL LTD

TRANSITIONAL SERVICES AGREEMENT -

FOR GROUP RISK SERVICES BY MAN GROUP PLC

This Agreement is made on ___________ 2007

BETWEEN:

(1)	MAN GROUP PLC, a company incorporated under the laws of England, whose registered office is at Sugar Quay, Lower Thames Street, London, EC3R 6DU (Registered in England No. 2921462) ( “MGP”); and

(2)	MF GLOBAL LTD, a company incorporated under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda (Registered in Bermuda No. 39998) (“MF Global”).

WHEREAS:

(A)	Pursuant to an agreement (the “Master Separation Agreement”) dated on or about the date of this Agreement between MGP and MF Global, the parties agreed to the Separation in relation to the IPO of MF Global (as each term is defined in the Master Separation Agreement).

(B)	MF Global requires certain Services (specified in the Services Schedule) to be provided to it and other Affiliates of MF Global on a transitional basis on and following the date of the IPO on the terms of this Agreement. MGP has agreed to provide or procure the provision of these Services on the terms of this Agreement.

(C)	In addition, MF Global requires assistance from MGP in transitioning its business off the Services during the term of this Agreement and related data migration. MGP has agreed to provide such assistance as more fully described in this Agreement.

1.	INTERPRETATION

1.1	In this Agreement, the following capitalised terms shall have the following meanings, unless otherwise indicated.

“Affiliate” means, in relation to a party, any company, partnership or other entity which from time to time Controls, is Controlled by or is under the common Control with that party. For the purposes of this Agreement, (a) MF Global and its Controlled Affiliates shall not be deemed to be Affiliates of MGP and (b) MGP and its Controlled Affiliates shall not be deemed to be Affiliates of MF Global.

“Agreement” means the terms of this agreement, including any Schedules.

“Business” means the businesses operated by MF Global and its Affiliates as at the Effective Date and as reasonably expanded from time to time.

“Change” has the meaning given to it in clause 11.

“Change Control Procedures” means the procedures by which changes may be made to one or more of the Services, as set out in clause 11.

“Contract Manager” has the meaning given to it in clause 8.

“Control” means the beneficial ownership of more than 50 per cent of the issued share capital, or the legal power to direct or cause the direction of the general management, of the company, partnership or other person in question, and “Controlled” shall be construed accordingly.

“Data Protection Laws” means any legislation in force from time to time which implements the Data Protection Directives and is applicable to the provision of the Services pursuant to this agreement, including the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426).

“Effective Date” means the “IPO Date” as defined in the Master Separation Agreement.

“Fees” means the fees, costs and expenses to be paid by MF Global for the Services as set out in the Services Schedule.

“IPO” has the meaning given to it in the Master Separation Agreement.

“Intellectual Property Rights” means all intellectual property rights in any part of the world and shall include: patents (including supplementary protection certificates), utility models, rights in inventions, registered and unregistered trade and service marks, rights in business and trade names and get-up, rights in domain names, registered designs, unregistered rights in designs, semiconductor and topography rights, copyrights and neighbouring rights, database rights and in each case rights of a similar or corresponding character and all applications and rights to apply for the protection of any of the foregoing.

“IT System” means the information technology systems owned or used by a party in connection with its business, excluding that party’s own software, data and Third Party Software.

“Master Separation Agreement” has the meaning given to it in the recitals.

“MF Global Requirement” has the meaning given to it in clause 6.

“MF Global Data” means any of the data and/or databases provided by MF Global and/or an Affiliate of MF Global to MGP and/or an Affiliate of MGP in connection with the provision of the Services, including any such data as MGP and/or an Affiliate may incorporate in its databases.

“MF Global Software” means the software in which MF Global and/or an Affiliate of MF Global owns the Intellectual Property Rights and used by MF Global, MGP and/or any of their Affiliates in connection with the provision of the Services.

“MGP Data” means any of the data and/or databases provided to a Service Recipient by MGP and/or an Affiliate of MGP in connection with the provision of the Services, including any such data as the Service Recipient may incorporate in its databases.

“MGP Software” means the software in which MGP and/or an Affiliate of MGP owns the Intellectual Property Rights and used by MGP and/or an Affiliate of MGP in connection with the provision of the Services.

“Personal Data” shall have the meaning ascribed to it in the Data Protection Law, as shall the terms “data subject”, “processing” and “processed”.

“Separation” has the meaning given to it in the Master Separation Agreement.

“Service Recipient” means, in relation to a Service, MF Global and/or MF Global’s Affiliates, who are or will be operating a Business which was provided with a service equivalent to the Service, or provided a service equivalent to the Service, in the ordinary course of that Business in the 12 months prior to the Effective Date.

“Service Term” means, in respect of each Service, the period for which that Service will be provided, as set out in the Services Schedule, and any extension to such period in accordance with clause 2.

“Services” means the services to be provided or procured by MGP for the benefit of the relevant Service Recipient, as more fully set out in the Services Schedule.

“Services Schedule” means Schedule 1 (including the Attachments to this Schedule).

“Tax Authority” means any government, state or municipality, or any local, state, federal or other authority, body or official, anywhere in the world, capable of exercising a fiscal, revenue, customs or excise function.

“Third Party Software” means software the Intellectual Property Rights in which are owned by a third party and which is used in respect of the provision of the Services.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“VAT” means:

(a)	any tax imposed in conformity with the European Council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and regulations supplemental thereto); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere in any other country or jurisdiction.

1.2	In this Agreement words importing the singular include the plural and vice versa and words importing gender include any other gender.

1.3	The headings of clauses are for ease of reference and shall not affect the construction of this Agreement.

1.4	Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision which is in force at the date of this Agreement.

1.5	Any reference to a statute or statutory provision shall include such statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement.

1.6	The words “include”, “includes” and “including” and any words following them shall be construed without limitation to the generality of any preceding words or concepts and vice versa.

1.7	In this Agreement, unless the context otherwise requires, a reference to a person or party shall, at any time when such person or party is treated as a member of a group for VAT purposes, include (where appropriate) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

1.8	In the event of an inconsistency between the terms of a Schedule to this Agreement and the other terms of this Agreement, the terms of the Schedule shall have precedence.

2.	CONDITION PRECEDENT, COMMENCEMENT, TERM AND EXTENSION

2.1	Condition Precedent

With the exception of this clause 2.1 and clauses 17 (Disputes and Arbitration) and 18 (General) (which will become effective on the date of signature of this Agreement), the remainder of this Agreement will only take effect if the IPO occurs, and is conditional on the IPO taking effect. If the foregoing condition does not occur by 30 June 2008 (or such later date as the parties may agree in writing), this Agreement will terminate automatically.

2.2	Commencement

MGP will commence providing the Services on the Effective Date.

2.3	Term

2.3.1	Each Service will be provided for the duration of the Service Term (subject to earlier termination in accordance with this Agreement) and will lapse automatically thereafter, unless the parties agree to extend the duration of any Service pursuant to this clause 2.

2.3.2	This Agreement will terminate automatically on the earlier of the following events:

(a)	when MGP has ceased providing the last of the Services;

(b)	on the expiry of the Service Term (including any extension of the Service Term); or

(c)	on the termination of this Agreement in accordance with its terms.

2.4	Extension

2.4.1	If MF Global wishes to extend the initial Service Term of a Service (including any agreed extension period in respect of a Service), then MF Global must give MGP notice of this at least 2 months prior to the expiration of the then-current Service Term (including any agreed extension period). MGP may agree (but is not obliged) to continue to provide the relevant Service(s) for an extended period following the expiry of the then-current Service Term. MPG will notify MF Global in writing within 7 days after receipt of MF Global’s request whether it wishes to continue to provide such service, subject to clause 2.4.2.

2.4.2	Any extension of the then-current Service Term will be subject to the parties reaching agreement on the terms on which MGP will continue to provide those Services (including the extension period) prior to the expiry of the then-current Service Term. The Change Control Procedures do not apply to extensions of the Service Term under this clause 2.

3.	SERVICES - SCOPE, STANDARDS, FORM AND CHANGES

3.1	Services Scope and Location

3.1.1	In consideration of the relevant Fees to be paid by MF Global under this Agreement, MGP shall provide the Services to the relevant Service Recipients in accordance with the terms and conditions of this Agreement.

3.1.2	MGP is to provide the Services on a global basis from MGP’s central London-based Group Risk function.

3.1.3	MF Global shall ensure that the Service Recipients comply with the provisions of this Agreement (other than payment provisions) as if they were party to it, and shall be responsible to MGP for any failure by any of the Service Recipients so to comply.

3.2	Service Standards

3.2.1	Subject to clause 3.2.3, the Services will be provided to the same standard, quality and extent to which they have ordinarily been provided by MGP to the relevant MF Global Affiliate during the 12 months prior to the Effective Date.

3.2.2	MGP will provide the Services with the same skill and care employed by it in the 12 months prior to the Effective Date in respect of the provision of those Services to the relevant MF Global Affiliate, and in compliance with the laws and regulations that apply to it as a provider (not a recipient) of the Services.

3.2.3	Where the Services consist of services which were not previously provided by MGP in the ordinary course of its business, those Services shall be provided with reasonable skill and care and to a standard consistent with prevailing industry practice.

3.3	Form and Function of Services

3.3.1	The Services shall, in all material respects, be the same in form and function as the equivalent services provided by MGP to the relevant MF Global Affiliate in the 12 months prior to the Effective Date.

3.3.2	Where the Services consist of services which were not previously provided in the ordinary course of MGP’s business, the form and function of those Services will be as set out in the Services Schedule.

3.4	Change in Services

If MF Global requires any additional services or any change in the Services (including any increased functionality not contemplated by the standards and requirements referred to in this clause 3) then this may be requested through the Change Control Procedures. MGP shall be under no obligation to provide such additional services and/or changes to the Services except to the extent otherwise provided for in the Change Control Procedures.

3.5	Change in Scope of the Services

The Services will only be provided, and may only be used, for the benefit of the Business and for no other purpose. However, if:

3.5.1	MF Global expands or changes its Business activities, or diversifies beyond or narrows the scope of the Business, after the Effective Date; or

3.5.2	the Financial Services Authority’s requirements for the preparation of reports relating to the Internal Capital Adequacy Assessment Process (“ICAAP”) in the UK materially vary from the Financial Services Authority’s requirements as at the Effective Date; or

3.5.3	the equivalent requirements for the preparation of reports relating to the ICAAP for jurisdictions other than the UK materially vary from those requirements of the Financial Services Authority relating to ICAAP as at the Effective Date, and any such change or variation requires the Services to be materially varied or extended to cover such change in, or addition or variation to, the Business activities or regulatory requirements for ICAAP, MF Global will have to request and agree to the relevant variation to the Services under the Change Control Procedures. For the avoidance of doubt, and subject to clause 11.2 (Changes in laws or regulations), MGP is not obliged to make any such material variation or extension to the Services in respect of such change in, or addition or variation to, the Business activities or regulatory requirements for ICAAP.

4.	IT, IP AND THIRD PARTY CONSENTS

4.1	Intellectual property rights

4.1.1	The parties agree to the additional terms under Schedule 2 (Additional Software Licence Rights) which shall take precedence to the terms of this clause 4.

4.1.2	MGP will retain all Intellectual Property Rights in any material developed by it in connection with this Agreement or the performance of the Services. MGP will grant to MF Global a royalty-free and perpetual licence to use such Intellectual Property Rights (excluding any Intellectual Property Rights which are developed and owned by a third party, unless MGP has sub-licensing rights) for its internal business purposes only.

4.1.3	Subject to the terms of this clause 4, MGP is only required to utilise its and/or MF Global’s existing systems and Intellectual Property Rights to provide the Services.

4.1.4	Unless otherwise agreed through the Change Control Procedures, MGP is not required to commit to any further development of the systems of MGP, MF Global or any of their Affiliates for the provision of the Services.

4.1.5	If MGP agrees to develop any particular Intellectual Property Rights at MF Global’s request pursuant to the Change Control Procedures, then MGP will grant to MF Global a royalty-free and perpetual licence to use such Intellectual Property Rights for its internal business purposes.

4.2	Licence to use MGP Software and Data

If necessary and where relevant, MGP shall grant to and/procure for each relevant Service Recipient:

4.2.1	a personal, non-exclusive, non-transferable licence to use the MGP Software for the Service Term, and solely to the extent necessary to receive the benefit of the Services; and

4.2.2	a personal, non-exclusive, non-transferable licence to use the MGP Data for the Service Term, and solely to the extent necessary to receive the benefit of the Services.

4.3	Licence to use MF Global Software and Data

If necessary and where relevant, MF Global shall grant to and/procure for MGP and/or its Affiliates:

4.3.1	a personal, non-exclusive, non-transferable licence to use the MF Global Software for the Service Term, and solely to the extent necessary to provide the benefit of the Services; and

4.3.2	a personal, non-exclusive, non-transferable licence to use the MF Global Data for the Service Term, and solely to the extent necessary to provide the benefit of the Services.

Such licences will terminate with the expiry or earlier termination of the Agreement.

4.4	Third Party Software

4.4.1	MGP will consult with MF Global on the relevant licences for Third Party Software, and the terms applicable to such licences, which may be necessary for MF Global to receive the Services from MGP.

4.4.2	Subject to receiving any necessary third party consents or licences, MGP will use reasonable endeavours to grant, or procure, relevant licences (on a royalty-free and perpetual basis) for the relevant Service Recipients to use the Third Party Software which are necessary to permit the Service Recipients to use or receive a Service. This requirement excludes any licences for Third Party Software which MF Global is required to obtain as an MF Global Requirement.

4.4.3	Subject to MF Global’s prior consent (and provided such consent is not unreasonably withheld), MF Global agrees to accept the licences provided or procured on the terms granted or procured by MGP under this clause 4.4, including payment of commercial licence fees, unless otherwise agreed.

4.5	Third Party Consents

4.5.1	Subject to clause 4.4, to the extent that the consent of a third party is required to allow MGP to provide any of the Services under this Agreement, MGP will use reasonable endeavours to obtain that consent at MGP’s cost.

4.5.2	If, despite having used reasonable endeavours pursuant to clause 4.5.1, any required third party consent is not obtained or a third party requires MGP to cease using any items and/or services made available to MGP in the provision of Services to a Service Recipient, MGP will be relieved from providing the Services to the extent that it is not able to do so as a result of the third party refusal to provide consent.

4.5.3	In the event a relevant third party consent cannot be obtained and MGP cannot provide a Service pursuant to this clause 4.5:

(a)	MF Global is not required to pay for such Service; and

(b)	MGP is not obliged to vary or extend its Services; and

(c)	MF Global may request a variation to the Services (including the use of an alternative IT systems) in accordance with the Change Control Procedures.

4.6	Licence to use Software and Data following Service Term expiry

If MF Global identifies any MGP Software and/or MGP Data which any Service Recipient requires the continued use of following the cessation of any of the Services, the following terms apply:

4.6.1	MF Global shall notify MGP thereof in writing within a reasonable period in advance of the expiration of the relevant Service Term; and

4.6.2	MGP may (but is not obliged to) continue to provide the relevant MGP Software and/or MGP Data following the expiry of the Service Term, subject to the parties reaching agreement on the terms of such use (which may include the payment of royalties or other fees).

4.7	Access to IT Systems and Security

4.7.1	Neither party shall (except to the extent expressly permitted to do so by this Agreement) attempt to obtain access to, use or interfere with any IT Systems or data used or processed by the other party except to the extent required to do so to receive (in the case of a Service Recipient) or provide the Services, including complying with any relevant requirements set out in the Services Schedule.

4.7.2	Each party shall ensure, and shall procure each of its relevant Affiliates to ensure, that reasonable security measures are maintained to protect its IT Systems from unauthorised access by third parties, and in particular from disruption by any computer software routine intended or designed to (i) procure access or use of the IT System by a third person, or (ii) disable, damage or erase, or disrupt or impair the normal operation of information technology systems, including “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other.

4.7.3	Each party shall at all times abide by, and procure all its employees, contractors and agents to abide at all times by, any access and security protocol and/or policy required by the other party when accessing the other party’s IT network and/or physical premises.

5.	EXIT PLANNING

5.1	MF Global responsibility

5.1.1	MF Global acknowledges and agrees that:

(a)	this Agreement is a transitional arrangement under which MGP will support the Business operated by MF Global and its Affiliates only, by providing the Services for a limited period of time; and

(b)	MF Global and its relevant Affiliates will be responsible for obtaining services to replace each of the Services upon the earlier termination or expiration of the relevant Service Term.

5.1.2	MF Global will immediately after the Effective Date start planning for its exit from this Agreement and the transitioning of its Business off the Services (including transferring the Services either to itself or a replacement third party service provider).

5.1.3	MF Global may submit its exit plan to MGP from time to time, and MGP will endeavour to provide commentary on the exit plan and its feasibility to the extent that it affects MGP.

5.2	MGP responsibility

5.2.1	To assist MF Global’s exit from this Agreement, MGP shall transfer to MF Global, at such time as MF Global may reasonably require, all data and documents maintained or generated by MGP in the course of providing the Services to the extent that the same relate substantially to MF Global and/or other Service Recipients and/or the Business of MF Global and its Affiliates (subject to MGP’s business and confidentiality constraints). Such data and documents shall be transferred in the format that they have been maintained by MGP; if MF Global requires the same to be converted into another format, MF Global may request the same through the Change Control Procedures. MGP may retain a reasonable number of copies of such data and documents for its own internal, regulatory compliance or legal purposes (in which case, for clarity, the confidentiality obligations set out in this Agreement will continue to apply to those data and documents to the extent that such data and documents relate to MF Global).

5.2.2	MGP will provide MF Global with reasonable assistance and access to MGP’s personnel and systems used in the provision of the Services (to the extent permissible, in the case of third party systems and generally with regard to MGP’s business and confidentiality constraints) to allow MF Global to plan its exit from this Agreement. To the extent that such assistance will require MGP to incur any additional costs or expenses, it will only be required to comply with this term to the extent that MF Global agrees to reimburse such costs and expenses to the extent that they are reasonable.

5.2.3	Other than as provided under this clause 5, MGP will only be required to provide assistance to MF Global in relation to the exit from this Agreement if it has agreed to provide such assistance in writing and on such terms as it may prescribe at the time of agreeing the same (which may include without limitation reimbursement of its costs and expenses). For the avoidance of doubt, MGP will not be required to comply with any actions allocated to it in an exit plan prepared by MF Global unless it has agreed in writing to them.

6.	MF GLOBAL REQUIREMENTS AND MGP RELIEF

6.1	MF Global Requirements

MF Global will, and will procure that its relevant Affiliates will, do each of the following (each an “MF Global Requirement”):

6.1.1	fulfil its specific requirements in connection with the Services as set out in the Services Schedule;

6.1.2	on reasonable notice, give MGP or its agents reasonable access to facilities, systems, premises and/or staff of MF Global (or of the relevant Affiliate);

6.1.3	promptly provide MGP or its agent with sufficient information and assistance reasonably required to enable MGP to perform its obligations under this Agreement (including copies of documents and data), all in a timely manner to enable MGP to provide the Services in accordance with this Agreement and to comply with its legal and regulatory obligations; and

6.1.4	remain responsible for all necessary regulatory capital calculations (other than the calculation of monthly Economic Capital which is performed as part of the Services).

6.2	MGP Relief

6.2.1	MGP will not be liable for any failure to provide the Services to the extent that the failure is caused by a failure by MF Global (or the relevant MF Global Affiliate) to comply in a timely manner with any of the MF Global Requirements (including any failure to do so which is excused by the force majeure provisions of this Agreement).

6.2.2	Subject to the terms of this Agreement, for the avoidance of doubt, MGP will not be relieved from providing the Services where MF Global (or the relevant MF Global Affiliate) complies with all relevant MF Global Requirements in a timely manner.

7.	FEES AND VAT

7.1	Fees and costs

7.1.1	MF Global will pay MGP the relevant Fee on a monthly or other basis per Service for the provision of that Service, as set out more fully in the Services Schedule.

7.1.2	All Fees shall be invoiced in arrears on a monthly or other basis (in accordance with the Services Schedule) and shall be payable within 30 days from the date of the invoice. For the avoidance of doubt, MGP may include recoverable costs and expenses incurred in a previous month in an invoice relating to a future month (without double-counting).

7.2	Late Payment

Late payments of Fees will attract additional interest payments of 2% per annum above the then-current base lending rate of Barclays Bank plc per month, accruing from the first business day following the day on which payment is due until the date of actual payment.

7.3	VAT

7.3.1	All sums set out in this Agreement or otherwise payable by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) are the whole or part of the consideration for VAT purposes.

7.3.2	Where, pursuant to the terms of this Agreement, any party (or any Affiliate of any party) (the “Supplier”) makes a supply to any other party (or any Affiliate of any party) (the “Recipient”) for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to any relevant Tax Authority), the Recipient shall, subject to the receipt of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any at the same time as any other consideration for such supply) a sum equal to the amount of such VAT.

7.3.3	References in this Agreement to any cost or expense incurred by any party and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of this Agreement, or the amount of which is to be taken into account in any calculation or computation set out in this Agreement, shall include such part of such cost or expense as represents any VAT but only to the extent that such first party is not entitled to credit or repayment in respect of such VAT from any relevant Tax Authority.

8.	CONTRACT MANAGEMENT

8.1	The parties will each appoint the person indicated as its “Primary Recipient” in clause 18.3 (Notices) as its contract manager (“Contract Manager”) who, as of the date of this Agreement, will be responsible for all matters in relation to this Agreement on the behalf of that party. A Contract Manager may be replaced by the party appointing it. Each party must provide written notice of any change in a Contract Manager to the other party no later than the date of such change.

8.2	The parties will ensure that the Contract Managers will meet at least once a month to discuss any matters relating to this Agreement and to monitor progress of MF Global’s exit planning.

8.3	Each party’s Contract Manager will be authorised to make decisions for that party and such decisions will be binding on that party.

9.	TERMINATION

9.1	Termination by MF Global for convenience

9.1.1	MF Global may terminate any and all Service(s) for convenience at any time, subject to 30 days’ notice.

9.1.2	MGP will on receipt of such a notice inform MF Global as soon as may be practicable, but no later than 10 business days after the receipt of such notice, of the effect that the termination of the relevant Service will have on the remainder of this Agreement (which may include, without limitation, the inability to provide any of the other Services or changes in the Fees). Any costs or changes in the Fees determined by MGP to be payable by MF Global for the early termination of this Agreement under this clause 9.1 are to be reasonably substantiated by reference to calculations and objective data.

9.1.3	MGP and MF Global agree to each use commercially reasonable endeavours to minimise the impact of any termination of a Service on the remainder of this Agreement.

9.1.4	If MF Global accepts the effects of the termination of a Service on this Agreement as identified by MGP in its notice to MF Global, this Agreement will be amended and terminated in accordance with that notice. If MF Global rejects, or does not accept, such effects of the termination of a Service in writing (which must be notified within 5 business days after the date of the notice from MGP), MF Global will be deemed to have withdrawn its notice of termination of the relevant Service, and the terms of this Agreement shall continue in effect.

9.2	Termination by MF Global for cause

MF Global may terminate the entire Agreement immediately in its entirety in respect of all the Services or any part of the Services (at its determination):

9.2.1	for a material breach by MGP which is not capable of being remedied or, in the case of a material breach capable of being remedied, if such material breach has not been remedied within 30 days from the date of written notice requiring it to do so;

9.2.2	for insolvency of MGP; or

9.2.3	if MF Global is required to terminate this Agreement by law or regulatory requirement (including where MF Global’s lead financial services regulator requires the same).

9.3	Termination by MGP for cause

MGP may terminate this Agreement immediately in its entirety in respect of all the Services or any part of the Services (at its determination):

9.3.1	for a material breach by MF Global which is not capable of being remedied or, in the case of a material breach capable of being remedied, if such material breach has not been remedied within 30 days from the date of written notice requiring it to do so;

9.3.2	for insolvency of MF Global; or

9.3.3	if MGP is required to terminate this Agreement by law or regulatory requirement (including where MGP’s lead financial services regulator requires the same).

9.4	Termination by MGP for change in control of MF Global

9.4.1	MGP may terminate the entire Agreement by giving MF Global at least 30 days’ notice if a third party (excluding MGP or any of its Affiliates) acquires Control of MF Global (whether directly or indirectly) at any time following the IPO. For clarity, the IPO itself will not be considered an acquisition of Control for the purposes of this clause.

9.4.2	MGP’s right under this clause 9.4 must be exercised within 30 days of any such acquisition of Control coming to MGP’s attention, following which such right will lapse automatically and irrevocably.

10.	CONSEQUENCES OF TERMINATION

10.1	Obligations on termination

On termination of this Agreement for any reason:

10.1.1	MGP will stop providing the Services (or in the case of the termination of particular Services only, those Services);

10.1.2	MF Global will pay all sums which at the date of termination are due and payable to MGP (pro rated where necessary); and

10.1.3	the parties shall promptly return any Confidential Information (including data and software) of the other party or its Affiliates to its owner (or with the prior written agreement of the owner of the Confidential Information delete or destroy it). Notwithstanding the foregoing, each party may retain a reasonable number of copies of the other party’s Confidential Information for its own internal, regulatory compliance or legal purposes, for as long as is necessary for those purposes, and the obligations of confidentiality set out in this Agreement shall continue to apply to the same.

10.2	Data Access following termination

MGP agrees, for a period of 5 years from the date of this Agreement, to the extent that MGP and/or any of its Affiliates will retain data or business information of MF Global or any of its Affiliates, to provide MF Global with reasonable access (including the right to take copies) during normal business hours, to such data or business information, subject to the following:

10.2.1	MF Global gives MGP reasonable notice of such request;

10.2.2	MF Global reimburses MGP for its reasonable costs in providing such access; and

10.2.3	MGP will use reasonable endeavours to provide the relevant data/information as soon as reasonably practicable.

10.3	Survival of terms

Any term of this Agreement which is expressed or by its nature intended to survive termination of this Agreement, including terms governing liability of the parties, termination consequences of this Agreement, confidentiality, governing law and dispute resolution, and the interpretation of this Agreement, shall survive termination of this Agreement.

10.4	TUPE rights and obligations

10.4.1	If:

(a)	any employee of MGP asserts or establishes that he or she has become employed by MF Global, any MF Global Affiliate or any replacement provider of the Services (a “Transferee”), as a result of the termination of this Agreement or the termination of a particular Service or part thereof, and

(b)	the Transferee does not wish to employ such person,

then the Transferee shall within 5 business days of becoming aware of such assertion notify MGP in writing that it does not wish to employ such person (the “Affected Employee”) and MGP shall be given the opportunity (but shall not be obliged) to offer the Affected Employee re-employment with MGP. If the Transferee fails to notify MGP in writing within this time period then that person will be treated as if he or she had always been an employee of the Transferee.

10.4.2	If the Affected Employee accepts an offer made by MGP pursuant to this clause 10.4, the Transferee will immediately release that person from his or her employment and waive any notice period or restrictive covenants under his or her employment contract with the Transferee.

10.4.3	If, within 5 business days of being notified in accordance with this clause 10.4, MGP has not made an offer or an offer has been made but, within 5 business days of the offer being made, it has not been accepted:

(a)	the Transferee will be entitled within a further 20 business day period to terminate the employment of the Affected Employee by following the statutory dismissal procedure; and

(b)	MGP will indemnify MF Global for the reasonable costs and expenses incurred by MF Global or the relevant MF Global Affiliate arising under or in connection with such termination of the Affected Employee’s contract of employment.

10.4.4	If the Transferee continues the employment of the Affected Employee beyond the relevant 20 business day period described in clause 10.4.3 then that person will be treated as if he or she had always been an employee of the Transferee.

11.	CHANGE CONTROL PROCEDURE

11.1	Valid Changes

Except to the extent otherwise provided for in this Agreement, all changes to this Agreement, including changes to the Services or the functionality included in any Service (having regard to the standards and requirements referred to in clause 3 (Services)) (each a “Change”), will be valid if agreed through the Change Control Procedures set out in this clause.

11.2	Changes in laws or regulations

11.2.1	Either party may request a Change but neither party will be obliged to agree to a Change requested by the other party (except that a party will not refuse a Change requested by the other party which is necessary to allow the other party to comply with any laws or regulations that apply to the other party), but subject to and contingent on the parties first reaching agreement on the terms on which they will implement the requested Change.

11.2.2	For the avoidance of doubt, and save for as provided in the Services Schedule, MGP will not be responsible for advising MF Global on any changes in the laws or regulations that apply to MF Global.

11.3	Procedures

11.3.1	MGP will:

(a)	if it requests a Change, together with its request; or

(b)	if MF Global requests a Change, within 15 days after receipt of MF Global’s request,

deliver to MF Global a statement (“Impact Statement”) identifying the impact of the proposed Change to the terms of and Services provided under this Agreement (including any changes to the Fees payable by MF Global or any additional one-off implementation fees that are required to implement the proposed Change).

11.3.2	If the parties accept the Impact Statement (including any changes agreed to be made thereto) their Contract Managers will sign it, and this Agreement will be deemed to be amended in accordance with the Impact Statement (mutatis mutandis).

11.4	Costs and Expenses

11.4.1	MF Global will be responsible for all of its own costs and expenses and for the reasonable costs and expenses of MGP in connection with any Change requested by MF Global or any Change requested by a party which is necessary to allow that party to comply with any change in the laws or regulations that apply to that party, including any steps taken by MGP as it is required to do under the Change Control Procedures in connection with the requested Change.

11.4.2	Subject to clause 11.4.1, MGP will be responsible for all of its own costs and expenses and for the reasonable costs and expenses of MF Global in connection with any Change requested by MGP (but excluding a Change requested pursuant to clause 11.2), including any steps taken by MF Global as it is required to do under the Change Control Procedures in connection with the requested Change.

12.	LIABILITY

12.1	Limitation of liability

MGP’s liability in connection with this Agreement (however arising, including liability under contract, for tort (including negligence) and under an indemnity) will be capped, in respect of any event and all events preceding that event, to 100% of the total of the Fees (exclusive of VAT) paid and due and payable by MF Global under this Agreement during the 12 month period prior to that event.

12.2	Exclusion of liability

12.2.1	MGP will not be liable for the accuracy or completeness of any data provided by or on behalf of MF Global (including MF Global Data) or for the consequences if that data are not accurate or complete.

12.2.2	MGP will not be liable for MF Global’s use of the deliverables supplied by MGP as a result of the Services (including any MGP Data and MGP Software). MGP will have no liability to any third parties in respect of MF Global’s use of those deliverables.

12.2.3	With the exception of its liability under any indemnity given by it under this Agreement, neither party will be liable to the other for any:

(a)	indirect or consequential loss, damage or claims; or

(b)	for any lost profits, lost business, lost data, loss of goodwill.

12.3	Liability for negligence and wilful default

MGP will not be liable to MF Global under this Agreement unless it has acted with fraud or has been negligent or in wilful default of its obligations under this Agreement.

12.4	MF Global indemnity

MF Global shall indemnify MGP against any loss, damage or claims suffered by or made against MGP as a result of or flowing from claims by third parties in connection with the provision of the Services (excluding claims due to MGP acting with fraud, negligence or wilful default of its obligations under this Agreement).

12.5	No liability for third party acts/omissions

Without prejudice to the terms of this clause 12 and clause 18.1 (Assignment and sub-contracting), MF Global acknowledges and agrees that MGP will rely on certain third parties (including content and data service providers) from time to time in connection with the provision of the Services. MGP will not be liable in any way to MF Global or any third party for a failure to provide any Services where such failure is caused or exacerbated by an act or omission of any such third party, or a failure by any such third party, to provide relevant information and/or assistance to MGP, unless MGP has acted with negligence or fraud in its reliance or management of such third party or in wilful default under any contract or agreement between MGP and such third party.

13.	FORCE MAJEURE

13.1	For the purposes of this Agreement, a “Force Majeure Event” means acts of God, riots, war, terrorist activities, strikes, lock-outs or other industrial disputes, epidemics, governmental restraints, act of legislature and a directive or requirement of a competent authority governing a party, or any other circumstance beyond the reasonable control of the party liable to effect performance of an obligation.

13.2	Neither party shall be liable for failure to perform, or delay in performing, any of its relevant obligations under this Agreement in so far as the performance of such obligations is prevented by a Force Majeure Event in relation to it.

13.3	Each party shall notify the other of the occurrence of a Force Majeure Event applicable to it and shall use all reasonable endeavours to continue to perform its obligations hereunder for the duration of such Force Majeure Event.

13.4	MF Global shall not be required to pay the Fees in respect of any suspended Service whilst, but only to the extent that, the provision of the Service is suspended as a result of a Force Majeure Event, save where the Fees relate to the costs of or payments to be made to any third party employed or engaged as an independent contractor by MGP.

13.5	Each party shall have the right to terminate this Agreement without cause if a Force Majeure Event continues for a period of a collective period of 30 days.

14.	AUDIT RIGHTS

14.1	MF Global will be entitled to audit MGP’s compliance with this Agreement and the systems and procedures (including the IT systems) employed by MGP in providing the Services, at reasonable times and with reasonable (not less than 4 business days) advance notice. MF Global may carry out these audits using its own personnel (including its internal auditors) or with MGP’s consent (not to be unreasonably withheld or delayed) external advisors.

14.2	MGP will allow a competent regulator of MF Global access to MGP’s premises, staff and facilities where that regulator requires the same in the exercise of its regulatory functions in respect of MF Global.

14.3	All audits must be conducted at reasonable business times and MF Global will ensure that MGP’s business is not unduly disrupted by any such audit. MF Global will be responsible for any damage or loss caused as a result of any such audit.

15.	DATA PROTECTION AND REGULATORY MATTERS

15.1	Data Protection

15.1.1	To the extent that the Services include the processing by MGP of any Personal Data belonging to MF Global, MGP will act as data processor to MF Global and will process that personal data only in accordance with MF Global’s written instructions.

15.1.2	Each party will comply with its obligations under applicable Data Protection Laws.

15.1.3	Neither party is responsible for facilitating the other party’s compliance with its obligations under the Data Protection Laws.

15.2	Regulatory Matters

15.2.1	Each party shall give the other party written notice as soon as may be reasonably practicable after it becomes aware of any matter which, in its reasonable opinion, is likely to have a material adverse affect on its or its Affiliates’ ability to provide or receive Services in accordance with this Agreement.

15.2.2	The parties will cooperate in good faith to, and use all reasonable endeavours to agree on how to, address and resolve such regulatory or other matter, including agreeing on amendments or additional provisions to the terms of this Agreement with the intent of maintaining, as nearly as possible, the same commercial effect as the original terms of this Agreement.

16.	THIRD PARTIES’ RIGHTS AND LIABILITY

16.1	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this clause does not affect any right or remedy of a third party which exists or is available apart from that Act.

16.2	The losses or damages incurred or suffered by an Affiliate of a party that arise in connection with this Agreement shall be deemed the losses or damages of that party (so that the direct losses/damages of the Affiliate shall be deemed the direct losses/damages of the relevant party, and the indirect losses of the Affiliate, shall be deemed the indirect losses/damages of the relevant party). All such losses and damages shall be subject to the exclusions and limitations set out in this Agreement.

16.3	This Agreement is solely for the benefit of the parties hereto and does not confer upon any third party any remedy, claim, reimbursement or cause of action or other right other than any as is provided for herein.

17.	DISPUTES AND ARBITRATION

The parties agree that the terms of the Master Separation Agreement which relate to disputes and arbitration (as set out in the Master Separation Agreement) shall apply to this Agreement, and disputes shall be resolved in accordance with those provisions on behalf of the parties to this Agreement by the parties to the Master Separation Agreement.

18.	GENERAL

18.1	Assignment and sub-contracting

18.1.1	This Agreement may not be assigned by a party without the consent of the other party, except that either party may assign this Agreement to an Affiliate of that Party.

18.1.2	MGP may sub-contract the provision of any part of the Services but it will remain responsible for the provision of the Services in accordance with this Agreement, including the standards set out in this Agreement, despite any sub-contracting.

18.2	Confidentiality

18.2.1	The parties agree that the terms of the Master Separation Agreement which relate to Confidential Information (as defined in the Master Separation Agreement) shall apply to this Agreement and are deemed to be repeated herein (mutatis mutandis) as if set out in this Agreement.

18.2.2	Notwithstanding this clause 18.2, MGP and MF Global each acknowledge and agree that they are each regulated entities, and as such, if one party breaches any relevant laws or regulations, the other party is not prevented under this Agreement or otherwise from reporting such breach to the relevant regulatory authority.

18.2.3	Where permitted by regulation, each party will notify the other party in advance of reporting a breach to a regulatory authority.

18.3	Notices

18.3.1	Save where otherwise provided for in this Agreement, any notice or other communication required to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent to the following relevant address and persons:

(a)	In the case of MGP to:

Address:	Sugar Quay, Lower Thames Street,
London, EC3R 6DU

Fax:	+44 (0) 20 7144 1919
Attention:	Barry Wakefield (“Primary Recipient”)

With a copy to: Chris Chaloner (“Secondary Recipient”)

Fax:	+44 (0) 20 7144 1919

(b)	In the case of MF Global to:

Address:	Sugar Quay, Lower Thames Street,
London, EC3R 6DU

Fax:	+(212) 589 - 6236
Attention:	Steve Cochrane (“Primary Recipient”)

With a copy to: Howard Schneider, Esq. (“Secondary Recipient”)

Address:	717 5th Avenue, New York, NY, 10022 USA
Fax:	+(212) 589 - 6236

18.3.2	Unless there is evidence to indicate otherwise, a notice given under this clause is deemed given:

(a)	if delivered personally, when left at the relevant address;

(b)	if sent by post, except air mail, 2 business days after posting it;

(c)	if sent by air mail, 6 business days after posting it; or

(d)	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

18.4	Whole Agreement

This Agreement, together with the Master Separation Agreement and the Schedules hereto, contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

18.5	Waiver

No delay or forbearance by any party in exercising any right or remedy shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

18.6	Further Assurances

At any time after the date of this Agreement each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of that party execute such documents and do such acts or things as the other party may reasonably require for the purpose of giving to the other party the full benefit of this Agreement.

18.7	Relationship

18.7.1	Except as expressly otherwise agreed in writing between the parties:

(a)	nothing in this Agreement shall be construed as constituting an agency, partnership or joint venture between the MGP, MF Global and/or any of their Affiliates;

(b)	neither party has the authority to act or incur obligations on behalf of the other; and

(c)	neither party has any responsibility for the acts or omissions of the other.

18.7.2	Each party shall each ensure that its Affiliates, employees, agents, delegates or sub-contractors do not hold themselves out as employees or agents of the other.

18.8	Costs

Unless otherwise agreed, each party shall bear its own legal, accountancy and other costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement.

18.9	Severance

18.9.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

18.9.2	The parties will use all reasonable endeavours to agree a replacement provision which shall have, as nearly as possible, the same commercial effect as the ineffective provision.

18.10	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties or (if expressly required under the terms of this Agreement) is in accordance with the Change Control Procedures.

18.11	Counterparts

This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

18.12	Governing Law and Jurisdiction

This Agreement and all matters arising from or connected with it are governed by laws of England and Wales.

EXECUTED by the parties as an agreement

Signed by ______________	)
a duly authorised representative of	)
MAN GROUP PLC	)

___________________________	Signature

Date:

Signed by ______________	)
a duly authorised representative of	)
MF GLOBAL LTD	)

___________________________	Signature

Date:

SCHEDULE 1

SERVICES SCHEDULE

(A)	Calculation of Economic Capital for MF Global

(A)	Service Description

For each risk category below, to calculate economic capital at the 95% and 99.9% confidence interval or at any confidence level agreed with MF Global.

To calculate an overall level of economic capital taking into account permitted levels of correlation within risk-types and between risk-types.

Sub-divisions of the economic capital will be provided as agreed with MF Global.

(A)	Operational Risk

(1)	Updating of the narrative used to support the operational risk scenarios, including key risks and controls, and further description of the risks by major business area (delivered for all scenarios at least annually), in the form set out in Attachment 1.

(2)	A brief operational risk assessment will be sent to the Risk Committee every month outlining directional changes in the operational risk profile and whether there is any requirement to amend any of the operational risk scenarios. This assessment will be based on information provided by MF Global including business growth, internal losses, key risk indicators, internal and external audit issues, compliance and regulatory issues, legal claims and related legal fees, new product initiatives, changes in business processes, systems, controls, technologies and organisational structures, new business locations and acquisitions. It will also be based on details of external losses and incidents, general changes in the external market and regulatory environment and any proposed changes to the operational risk capital methodology.

(3)	Maintenance of the economic capital model methodology, including simulation techniques, selection of appropriate distributions, correlation or diversification assumptions (updates as and when required).

(4)	Estimation and proposal of input parameters used to drive the model, i.e. frequencies and severities, and correlation factors for each scenario (updated as required, but delivered at least annually as part of ICAAP).

(B)	Business Risk

(1)	Update of business risk scenarios and calculation of economic capital for any scenarios deemed severe enough (at 99.9% confidence) to cause a loss within a one year horizon; this will include the reputation impacts of severe operational risk events (updated at least annually, in line with business plan).

(C)	Credit Risk

(1)	To model credit risk economic capital using credit exposure amounts provided by MF Global.

(2)	To use in the calculation of economic capital the models, assumptions and techniques being applied at the time of signing this Agreement.

(3)	To develop methodologies for quantifying economic capital as may be required in the context of using economic capital in the ICAAP (see Service (C) below).

(4)	To develop methodologies for quantifying economic capital for new products or types of exposure.

(5)	To update the assumptions used in the economic capital model in response to analysis undertaken by MF Global, external consultants or MGP’s Affiliates.

(D)	Market Risk

(1)	To model market risk economic capital using market position information provided by MF Global.

(2)	To use in the calculation of economic capital the models, assumptions and techniques being applied at the time of signing this Agreement.

(3)	To develop methodologies for quantifying economic capital as may be required in the context of using economic capital in the ICAAP (see Service (C) below).

(4)	To develop methodologies for quantifying economic capital for new products or types of exposure.

(5)	To update the assumptions used in the economic capital model in response to analysis undertaken by MF Global, external consultants or MGP’s Affiliates.

(E)	Delivery of Report

(1)	MGP to deliver monthly economic capital report to MF Global, by no later than 5 working days after the delivery of the information. The report will be in the format set out in Attachment 2, which will be in line with existing (as at the Effective Date) MGP Group Risk Economic Capital reports in terms of content, scope and level of detail.

(2)	Following the provision of the above described Economic Capital report each month, MGP will use reasonable efforts to respond to any questions by MF Global which are raised in the 7 days following delivery of the report.

(B)	Service Term

12 months from the Effective Date.

(C)	Service Price

USD$75,000 per calendar month.

(D)	MF Global Requirements

(A)

MF Global to provide the following required input data to MGP Group Risk Department in electronic format. For input data that is required to be provided monthly, MF Global to provide it no later than the 10th business day following each month end. Input data that is required daily to be provided by MF Global no later than the following business day. Annual and ad-hoc required input data to be provided by MF Global as and when available or issued.

(1)	Operational Risk: (a) Monthly key risk indicators (all locations) reported against thresholds or prior 12 month trends; (b) Monthly reports of all incidents greater than $25,000 (refer to incident data specification in MGP operational risk policy, which is to be replaced by MF Global’s operational risk policy when available); (c) Internal, external and regulatory audit findings as and when issued.

(2)	Business Risk: (a) Monthly management accounts with breakdown of earnings by major desk and type of business; (b) Access to annual business plans and medium term plans with details of major new initiatives; (c) MGP to be included in the regular distribution for these documents; (d) documents to be provided for the use of MGP’s Group Risk team in providing the services as set out in this Agreement.

(3)	Credit Risk: (a) Daily provision of all credit exposures and internal credit ratings. The credit exposures provided must include the legal entity to which MF Global has an exposure or potential exposure; (b) The credit exposures should be provided by the following daily feeds into the Man Credit Monitoring system from the below sources and any new sources as are agreed from time to time:

(2)	R&N and stressed numbers from Prime. 4 separate feeds: London, Singapore, Australia, India and Hong Kong;

(3)	R&N FX feed;

(4)	Grips – 5 separate feeds: SBL, FRNs, CDs, Bonds;

(5)	GMI and stressed numbers from Prime;

(6)	BETA and stressed numbers from Prime;

(7)	Loanet; and

(8)	Phase3.

(4)	Market Risk: (a) Following daily reports to be provided; (b) Any new reports and sources as agreed from time to time:

(9)	Daily Mgmt Report 1;

(10)	Daily Stop Loss spreadsheet with explanation of breaches (if any);

(11)	Daily FX ladder reports for Man Financial & Man Capital; and

(12)	Daily P&L for MF Global’s Treasury Trading Team.

(B)	MF Global to provide access to senior management, including the CFO, COO and CEO of MF Global, at all reasonable times on MGP’s request to discuss input data provided and to provide ancillary data as required by MGP in order to provide the Service; such ancillary data may include (but will not be limited to) copies of management accounts, business forecasts, internal audit reports and external audit reports, regulatory returns, details of insurance programmes, key risk indicator reports, loss data and limit breach statistics, and others.

(C)	MF Global to grant observer status to MGP’s representative on all relevant global and regional committees which are relevant to the provision of risk information. Such relevant committees include without limitation:

(1)	Risk, Compliance or Audit Committees, including Broker Division Risk Committee;

(2)	New Products Committees;

(3)	Finance Committees; and

(4)	IT & DR Committees.

MF Global to provide MGP with copies of all documents presented to such committees and minutes of all meetings of all such committees as soon as possible after those meetings have been held.

(B)	Stress-testing of Economic Capital on an annual basis

(A)	Service Description

To prepare a proposal for stress-testing to be undertaken as part of producing the Internal Capital Adequacy Assessment Process (ICAAP) documentation. Following agreement with MF Global, to carry out such stress-testing as has been agreed. A report will be prepared for discussion with MF Global. Any amendments to the assumptions will be documented and MGP will produce such further analysis as is agreed.

(B)	Service Term

12 months from the Effective Date.

(C)	Service Price

USD$25,000 per calendar month.

(D)	MF Global Requirements

(A)	MF Global will provide input into the development of the stress-tests on a timetable to be agreed. MF Global will give feedback on the reasonableness of the results.

(B)	MF Global will provide such assistance as is required in order to amend the stress tests following the review.

(C)	Provision of an annual report to assist with MF Global’s internal capital adequacy assessment

(A)	Service Description

(A)	Assistance with the preparation of the reports supporting the Internal Capital Adequacy Assessment Process (ICAAP) and its equivalents for those jurisdictions for which MF Global is obliged to report under the Capital Requirements Directive.

(B)	As part of the ICAAP production process, MGP will advise MF Global on the internal processes required for the preparation, challenge and adoption of its ICAAP, based on the then current and relevant regulatory requirements.

(C)	Subject to (D) below, based on the most recent FSA draft submission proposal, the document Appendix in Attachment 3 will outline the details of the service to be provided (including the likely format of the reporting and the preparation required by Group Risk) and the data and support required from MF Global.

(D)	MGP may (but is not obliged to) modify the document Appendix in Attachment 3 from time to time to reasonably reflect any changes in the FSA draft submission proposal from time to time. MF Global acknowledges that the relevant regulatory requirements regarding ICAAP reporting may change and /or be uncertain from time to time.

(B)	Service Term

12 months from the Effective Date.

(C)	Service Price

USD$50,000 per calendar month.

(D)	MF Global Requirements

As detailed in Attachment 3 to Schedule 1.

(D)	Assistance with development of liquidity scenarios and the annual test of the liquidity contingency plan

(A)	Service Description

To provide advice to MF Global on the production of the annual liquidity scenarios and the test of the liquidity contingency plan.

(B)	Service Term

12 months from the Effective Date.

(C)	Service Price

USD$120,000 annual fee, to be paid as follows:

(A)	50% of the fee payable on the first date of the commencement of these services, which may be the Effective Date;

(B)	25% of the fee payable on the date of the delivery of the first draft liquidity scenarios paper(s); and

(C)	25% of the fee payable on the date of the delivery of the last draft liquidity scenarios paper(s).

(D)	MF Global Requirements

None.

(E)	Training in respect of credit aggregation and limit monitoring systems

(A)	Service Description

To maintain the MCM system, which provides credit aggregation for MF Global. To provide such training and assistance to MF Global personnel as is required to enable them to effectively maintain and operate the MCM system. MGP will make available 1 contractor to MF Global for 3 months to provide training and assistance to MF Global personnel in relation to the MCM system (on the basis and assumption that this contractor does not transfer to MF Global as part of the Services provided).

(B)	Service Term

The earlier of 30 September 2007 or the expiry date of 3 months immediately following the Effective Date.

(C)	Service Price

USD$10,000 per calendar month.

(D)	MF Global Requirements

(A)	The operation of the MCM system is dependent on the appropriate feeds being provided by MF Global.

(B)	The training will be dependent on personnel in MF Global being available with the appropriate skills to enable them to operate the system effectively.

SCHEDULE 2

ADDITIONAL SOFTWARE LICENCE RIGHTS

1.	SUB-LICENCE FOR MOW WORKS - ECAP MODEL AND MCM SYSTEM

MGP will grant to MF Global a sub licence, and MF Global accepts such licence, to use the applications developed and owned by Mercer Oliver Wyman Limited (“MOW Works”) in respect of the ECAP models and MCM system, as further described in, and on the terms and conditions, set out in Attachment 1 (Agreement for the Sub License of Works by MOW), to the extent necessary to receive or use a Service.

2.	MGP SOFTWARE

2.1	Scope

The licence grant under this paragraph 2 applies to the following applications (“MGP Software”) only:

2.1.1	the applications developed by Infrasoft Technologies Limited in respect of the MCM system used in providing a Service; and

2.1.2	the applications developed by EVMTech AG in respect of the ECAP models used in providing a Service (excluding the Risk++ and AMA library applications).

2.2	Licence grant

2.2.1	MGP grants, and/or will procure its relevant Affiliate to grant, to MF Global, and MF Global accepts, a non-exclusive, non transferable, irrevocable, fully-paid and royalty-free licence to use and copy the MGP Software solely for its own internal business purposes, to the extent necessary to receive or use a Service, and subject to the terms and conditions set out in this schedule.

2.2.2	MF Global may sublicense the right to use the MGP Software to its relevant Affiliates, provided that each sub licence is subject to the same terms and conditions as contained in this Schedule.

3.	LIMITS AND RESTRICTIONS APPLICABLE FOR ALL LICENCES

Each of the licences to use the MOW Works and MGP Software referred to in this Schedule (collectively, “Software”) are subject to the following terms and restrictions (to the extent permitted by applicable law):

3.1	the Software are licensed and provided on an “as is” basis;

3.2	MGP excludes any warranties in respect of the use, purpose and fitness of the Software;

3.3	MF Global and each of its Affiliates shall have no right and recourse against MGP in respect of the use of the Software;

3.4	MF Global agrees to waive any rights and remedies it may have against MGP in respect of the use of the Software by MF Global and/or its Affiliates;

3.5	MF Global shall obtain all necessary and relevant authorisations and licences to use the works and software of any third party vendor (including Microsoft and Oracle) which are or may be necessary or relevant to make use of the Software; and

3.6	MF Global shall not commercially exploit the Software.

4.	SERVICES AND ASSISTANCE

4.1	MGP will provide assistance and information reasonably requested by MF Global to install and operate the Software on MF Global’s IT systems. To the extent that such assistance will require MGP to incur any costs or expenses, it will only be required to comply with this term to the extent that MF Global agrees to reimburse such costs and expenses to the extent that they are reasonable.

4.2	MGP is not required to provide any technical support or services in respect of the Software, unless otherwise agreed.

5.	NO FEES OR CHARGES PAYABLE

The licences granted under this Schedule are royalty-free and fully paid-up.

6.	INTELLECTUAL PROPERTY RIGHTS

All intellectual property rights (including copyright, know-how and patentable rights) in, or related to, the Software created by MF Global and/or its Affiliates shall be assigned to and/or vest (including by way of future assignment and/or vesting) in MGP and/or its nominated Affiliate or licensor.

7.	INDEMNITY FOR THIRD PARTY CLAIMS

MF Global shall indemnify each of MGP and its relevant Affiliates for any third party claims (including claims by MF Global’s Affiliates) arising in relation to the use of the Software by MF Global and/or its Affiliates or breach of this Agreement by MF Global and/or any of its Affiliates.

ATTACHMENT 1

Sub licence Agreement for MOW Works

This Agreement is made on _______________ 2007

BETWEEN:

(3)	MAN GROUP PLC, a company incorporated under the laws of England (Registered in England No. 2921462) (“Licensee”); and

(4)	MF GLOBAL LTD, a company incorporated under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda (“MF Global Global”); and

(5)	MERCER OLIVER WYMAN LIMITED, a company incorporated under the laws of England (Registered in England No. 2995605) (“Licensor”).

WHEREAS:

(D)	The Licensor has granted or will grant a non-exclusive, non transferable, irrevocable right to the Licensee to use any and all of the works and intellectual property rights created or developed, and to be created or developed, by the Licensor from time to time in respect of any of the applications used by the Licensee (including the MCM system and ECAP models for calculating risk) for the Licensee’s own internal business purposes (collectively “Works”).

(E)	In order to provide certain services to MF Global and/or its subsidiaries in the future, the Licensee wishes to sublicense the use of the Works to any one or more of its subsidiaries, MF Global and the subsidiaries of MF Global from time to time.

In consideration of the various undertakings herein, THE PARTIES AGREE as follows.

8.	SUB LICENSE OF WORKS TO MF GLOBAL

8.1	The Licensor has granted or hereby grants to the Licensee a non-exclusive, non transferable, irrevocable right to the Licensee to use the Works (including a future right to use any Works which come into existence after the date of this agreement) for the Licensee’s own internal business purposes.

8.2	The Licensor agrees that the Licensee may sublicense the use of the Works to any one or more of its subsidiaries, MF Global and the subsidiaries of MF Global from time to time, in order to provide services to any of the foregoing.

8.3	The Licensee hereby grants a non-exclusive, non transferable, irrevocable right to MF Global to use the Works for its own internal business purposes, subject to the additional terms under clause 2.

9.	LIMITS AND RESTRICTIONS ON SUB LICENCE

The sub licence under clause 1 is subject to the following terms and restrictions (to the extent permitted by applicable law):

9.1	the Works are licensed and provided by the Licensor and Licensee on an “as is” basis;

9.2	the Licensor and Licensee each exclude any warranties in respect of the use, purpose and fitness of the Works by MF Global;

9.3	MF Global agrees to waive any rights and remedies it may have against either the Licensor and Licensee in respect of the use of the Works by MF Global and/or its affiliates; and

9.4	MF Global shall obtain all necessary and relevant authorisations and licences to use the works and software of any third party vendor (including Microsoft and Oracle) which are or may be necessary or relevant to make use of the Works.

10.	MF GLOBAL INDEMNITY

MF Global shall indemnify each of the Licensor and Licensee for any third party claims (including claims by MF Global’s affiliates) which arise in relation to the use of the Works by MF Global and/or its affiliates or MF Global’s breach of this agreement.

11.	NO ADDITIONAL FEES

Neither the Licensee and MF Global is required to make any separate payment of fees or costs to the Licensor for a sub licence for the Works permitted under this agreement.

12.	FURTHER ASSURANCES

Each party shall, and shall use all reasonable endeavours to procure that any necessary affiliate or third party shall, at the cost of that party, execute such documents and do such acts or things as the other party may reasonably require for the purpose of giving to the other party the full benefit of this Agreement.

13.	THIRD PARTIES’ RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this clause does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.	GOVERNING LAW AND JURISDICTION

This agreement shall be governed by laws of England and Wales. The courts of England shall have exclusive jurisdiction to settle any dispute arising from or connected with this agreement.

EXECUTED by the parties as an agreement

Signed by ______________	)
a duly authorised representative of	)
MAN GROUP PLC	)

___________________________	Signature

Date:

Signed by ______________	)
a duly authorised representative of	)
MF GLOBAL LTD	)

___________________________	Signature

Date:

Signed by ______________	)
a duly authorised representative of	)
MERCER OLIVER WYMAN LIMITED	)

___________________________	Signature

Date: